Exhibit 99.1

Pier 1 Imports, Inc. Reports Fiscal 2015 Second Quarter Results; Revises Full Year Financial Guidance; Provides Roadmap for Omni-Channel Business and Intermediate-Term Financial Goals

Rapid e-Commerce Growth Trajectory; Path to Margin Improvement; Flexibility to Right-Size Store Portfolio

FORT WORTH, Texas--(BUSINESS WIRE)--September 17, 2014--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the second quarter ended August 30, 2014.

“The pace of growth of e-Commerce sales remains high, with sales penetration nearing 10% this quarter,” said Alex W. Smith, President and Chief Executive Officer. “Our customers love our expanded assortments and the ability to shop however they choose. With the acceleration of investments in our ‘1 Pier 1’ omni-channel strategy, we expect this momentum to continue. These incremental investments are impacting our near-term financial performance as anticipated, as we rapidly evolve into our new business model. While total brand traffic, conversion and average ticket all increased in the second quarter, we were challenged by soft store traffic and, more significantly, by declines in our merchandise margins. Consequently, results for the second quarter came in below our expectations. Returning our base merchandise margins toward their previous levels is a top priority, and we’re confident that it can be done through a careful balance of full and promotional pricing, as well as improvements to the initial margin.”

Year-to-Date Operating Highlights

  Opened second e-Commerce fulfillment center in Columbus, Ohio
  Launched swatch stations in stores
  Rolled out additional PCs and tablets to stores
  Expanded online-only offerings, including new categories
  Improvements to online and store customer experience

Mr. Smith continued, “From an operational and brand health standpoint we accomplished a great deal during the first half of the year, moving to fast-track our omni-channel strategy as e-Commerce continues to deliver exceptional growth. Our focus remains on improving curation both in-store and on Pier1.com, with an emphasis on inspirational photography and merchandise floor sets. We strengthened our teams, broadened our product offerings and increased our fulfillment capacity with the opening of a second e-Commerce fulfillment center. We also equipped our stores with additional selling tools to inspire greater customer engagement and enhance the shopping experience. As we move into the second half of the year and prepare for the all-important holiday season, we are also bolstering our marketing and promotional strategies to drive both store and web site traffic, conversion and average ticket, while reinforcing Pier 1 Imports’ competitive positioning. Our initiatives include additional circulation of our mailers and catalogs, new TV spots that feature fresh creative, new digital programs and a more aspirational brand message.”

Second Quarter Fiscal 2015 Results

For the second quarter ended August 30, 2014, the Company reported net income of $9.2 million, or $0.10 per share, compared to last year’s second quarter net income of $17.8 million, or $0.17 per share. Total sales for the second quarter were $418.6 million, a 5.8% increase versus $395.6 million in the year-ago quarter. Company comparable sales increased 4.5% during the second quarter, attributable to increases in brand traffic, conversion and average ticket.

Gross profit for the second quarter of fiscal 2015 was $162.6 million compared to $161.3 million for the same period last year. As a percentage of sales, gross profit was 38.9%, compared to 40.8% in the second quarter of fiscal 2014. The decline of 190 basis points is due to increased promotional activity as well as a higher mix of e-Commerce sales – which includes fulfillment costs – versus a year ago, partially offset by leverage of store occupancy costs.

Second quarter selling, general and administrative expenses were $134.8 million, or 32.2% of sales, compared to $122.6 million, or 31.0% of sales in the second quarter of last year. The growth, both in dollars and as a percent of sales, was attributable to increases in headcount in support of ‘1 Pier 1’ and incremental marketing expense related to increased digital marketing activities and higher circulation of retail mailers and inserts.

Second quarter EBITDA (earnings before interest, taxes, depreciation and amortization) was $28.1 million compared to $38.8 million in the second quarter of last year. Operating income for the second quarter was $16.5 million compared to $29.1 million in the second quarter of fiscal 2014.

Net interest expense for the second quarter was $1.8 million, compared to $0.3 million during the same period last year. The increase is primarily attributable to the Company’s $200 million term loan, which closed in the first quarter of fiscal 2015.

Balance Sheet and Share Repurchase Program

As of August 30, 2014, the Company remained in strong financial condition with $42.6 million of cash and cash equivalents and no cash borrowings under its $350 million asset-based revolving credit facility. Inventory totaled $513.8 million, an increase of 15.5% compared to $444.7 million in the year ago period, which was in line with management’s expectations. Capital expenditures totaled $27.2 million for the quarter and were primarily used for technology development, including work on the Company’s newly opened e-Commerce fulfillment center and enhancements to its e-Commerce platform, as well as new store openings, existing store improvements and infrastructure.

The Company repurchased 2,353,200 shares of its common stock during the second quarter at an average cost of $15.79 per share and a total cost of approximately $37.2 million. Subsequent to the end of the second quarter, the Company has repurchased an additional 220,000 shares of common stock at a cost of $3.4 million. To date, the Company has repurchased 3,203,200 shares of common stock under its April 2014, $200 million share repurchase program at a total cost of approximately $51.9 million and $148.1 million remains available for future repurchases under the program. As of September 16, 2014, approximately 91.8 million shares of the Company’s common stock were outstanding.

Roadmap for Evolution of Omni-Channel Business

“It is proving to be a significant time in retail, as a major shift in the way brands connect with customers is accelerating,” added Mr. Smith. “This is especially so here at Pier 1 Imports. We have in our ‘1 Pier 1’ model an online sales channel which, in under three years time, has gone from a stand-still to a $200 million-plus run-rate business today. A little over a year from now we envision online sales exceeding $400 million. And, even if store traffic remains subdued, our omni-channel strategy will allow us to continue driving top line growth.”

Mr. Smith continued, “The early success of our omni-channel strategy and rapid increase in sales contribution coming from e-Commerce, especially direct and home delivery orders, has reframed the Pier 1 Imports business model. It is clear to everyone that our transformation from one of the most profitable furniture and décor retail store formats, to an even more profitable omni-channel business will not be without a point of inflection. Previously, we have spoken of our plans for a ‘crawl, walk, run’ approach to our transformation. Early results and customer response are dictating a heightened pace – we’ve gone from crawl to run and are making accelerated investments, many of which are reflected as increased corporate expenses, to support this positive development. While the incremental costs will pressure us temporarily, once we reach scale and restore our merchandise margins, the new business model will drive strong profit growth.”

The Company’s e-Commerce sales have grown more rapidly than anticipated since Pier1.com’s launch in July 2012. E-Commerce represented approximately 1% of total sales in fiscal 2013, 4% in fiscal year 2014, 9% in the first quarter of fiscal 2015 and 9.7% in the second quarter of fiscal 2015.

The increasing contribution from e-Commerce sales is slowing the Company’s rate of earnings growth in the short-term, primarily due to three factors:

  Incremental fulfillment costs are impacting gross profit, as a percentage of sales, by up to 100 basis points;
  Investments in headcount and marketing to support the growing business are resulting in increased SG&A; and
  Additional capital investments to support growth are resulting in increased depreciation and amortization, well above sales growth.

The Company expects to begin to scale e-Commerce when sales approach $400 million and provided the following six key guideposts:

Brand Traffic, Conversion and Average Ticket

“The paradigm for customer shopping behavior continues to change,” stated Mr. Smith. “However, the fact remains that our Pier 1 Imports stores are central to our profitability. Today, over 50% of all e-Commerce transactions touch the store – either by way of origination or fulfillment. Our ‘1 Pier 1’ omni-channel strategy is enabling us to capitalize on the needs of our customer – engaging her regardless of when, where and how she shops – and is positioning the brand to be even more profitable in the future.”

The Company has a rolling program of initiatives in place designed to drive both store and web site traffic, conversion and average ticket, including:

  Broader product assortments in high performing categories;
  New selling tools and resources for store associates;
  Enhanced visual presentation in store;
  New marketing initiatives; and
  Enhancements to Pier1.com’s design, functionality and customer resources, including mobile redesign, personalization, recommendations, improved check-out and curation and inspiration.

Transforming Stores into Sales and Customer Experience Centers

Approximately one-quarter of Pier 1 Imports’ e-Commerce sales are being placed from in-store PCs, reflecting the Company’s strong conversion rates and demonstrating the power of its ‘1 Pier 1’ omni-channel strategy. Additionally, our stores are increasingly serving as a fulfillment point, with approximately one-third of all orders placed through Pier1.com being picked up in a Pier 1 Imports store.

As part of the Company’s efforts to further strengthen customer experience, tablets will be rolled out to 600 stores by the end of October 2014. Additionally, swatch stations were recently introduced in stores to showcase fabric and finish options and are expected to drive higher conversion rates and continued strength in the Company’s rapidly expanding Express Request program, as well as higher online sales.

Mr. Smith added, “We have strengthened our real estate portfolio in recent years and believe the stores are well-positioned to play a critical role in our omni-channel business. Fortunately, as brand traffic patterns evolve, the fact that approximately 15% of our lease portfolio turns over each year provides us with the ability to take decisive action when our real estate needs change. We will continue to strategically review each store and each market and determine the appropriate number of stores to maximize market share and optimize our profitability.”

Merchandise Margin and Gross Profit

Pier 1 Imports’ financial model is sensitive to driving merchandise margin dollars, and the Company has generated merchandise margins in the range of 58%-60% in recent years. In the first half of fiscal 2015, merchandise margins were impacted by elevated promotional levels, as well as the effect of fulfillment costs associated with e-Commerce sales.

  In order to maximize merchandise margin dollars going forward, the Company is returning to its practice of utilizing targeted promotions around specific departments, categories and SKUs. This is expected to result in a more balanced mix of regular versus promotional pricing;
  The Company expects to gradually improve base merchandise margins (before fulfillment costs) toward 60% over the next several quarters;
  Total merchandise margins will be impacted by the rapid growth in e-Commerce sales through the remainder of fiscal 2015 and fiscal 2016;
  Fulfillment costs will continue to impact total merchandise margin rates over the long-term; and
  As the Company begins leveraging e-Commerce sales and store occupancy continues to leverage, gross profit, as a percentage of sales, is expected to trend toward historic levels of 42% in fiscal 2017.

Fulfillment and Home Delivery

In response to the rapid growth of e-Commerce sales, the Company opened its second e-Commerce fulfillment center two years ahead of plan in August of 2014. In addition, the Company is planning to transform all six of its distribution centers into combined distribution/fulfillment centers, which is expected to be completed in the second quarter of fiscal 2016. When completed, this transformation will improve general inventory efficiency, reduce shipping costs and provide the capacity to support $600 million to $700 million of total e-Commerce sales.

Selling, General and Administrative Expenses

SG&A expense is expected to be approximately flat, as a percentage of sales, in fiscal 2015, which includes incremental investments in marketing and headcount.

  Full year marketing expense is expected to increase approximately $12 million compared to fiscal 2014 in support of increased digital marketing activities, higher circulation of retail mailers and catalogs and market research; and
  Full year corporate administrative expenses are expected to increase approximately $10 million compared to fiscal 2014. This reflects additional headcount in the Company’s merchandising, marketing and IT departments, which have provided the Company with the operating team and bench strength needed to drive the business forward for the foreseeable future.

Selling, general and administrative expense dollar growth is expected to moderate next year, but will continue to pressure profits as many of the expenses incremental to fiscal 2015 annualize in fiscal 2016.

Capital Allocation

Annually, the Company continues to generate strong cash flow from operations, supporting investments in long-term growth and initiatives to return value to shareholders.

  The Company has allocated approximately $244 million in capital over the trailing three years toward stores and technology, resulting in:
    An enhanced store portfolio which has generated significant improvement in productivity, moving from $184 in sales per retail square foot in fiscal 2012 to $207 per retail square foot on a trailing twelve month basis as of the end of the fiscal 2015 second quarter; and
    A new e-Commerce platform that has grown from its launch in fiscal 2013 to 9.3% of sales year-to-date as of the end of the fiscal 2015 second quarter.
  The Company expects total capital expenditures to be approximately $80 million in fiscal 2015, which is being deployed as follows:
    Investments in technology and e-Commerce to advance the ‘1 Pier 1’ omni-channel strategy, including enhancements to, and mobile optimization of, Pier1.com, rollout of additional PCs and new tablets in store, and a new fulfillment center; and
    Investments in stores, including strategic relocations, new merchandise fixtures, remodels and refurbishments and lighting upgrades and other leasehold improvements to maximize its real estate portfolio.
  The Company plans to moderate its level of capital expenditures beginning in fiscal 2016 to within a range of $60 million to $70 million per annum. Investments are expected to shift from a mix of 50/50 technology/stores to approximately 70/30.
  The Company plans to continue to return excess capital to its shareholders through cash dividends and share repurchases.

Refined Intermediate-Term Financial Model

The Company has created a new business model and refined its financial model and expects, in the subsequent two fiscal years, on an annual basis beginning with fiscal 2016, to achieve progressive improvement across all of its financial metrics, including the following goals:

  Total sales growth in the mid- to high-single digits;
  Increased gross profit, as a percentage of sales, driven by a combination of improvements in initial mark-up and fulfillment costs, as well as the optimization of store occupancy expense;
  Moderate leverage of selling, general and administrative expense;
  Reduced capital expenditures to within a range of $60 million to $70 million per annum; and
  Earnings per share growth of at least 10% based on a fully diluted share count of approximately 91 million.

“Our first priority continues to be generating value for our shareholders,” concluded Mr. Smith. “Our recent financial results are not reflective of the long-term value that will be derived from a mature Pier 1 Imports omni-channel business. With an expanded organization, additional fulfillment capacity, and many enhancements to Pier1.com in development, we are nearing a juncture where growth spending will moderate significantly. We believe this will allow us to begin leveraging our investments and return the business to its historical operating ratios in fiscal 2017.”

Fiscal 2015 Financial Guidance

The Company provided the following updated financial guidance for fiscal year 2015:

  Company comparable sales growth, which includes e-Commerce, in the mid- to high-single digits;
  Gross profit, as a percentage of sales, of 40.5% to 41.5%;
  Selling, general and administrative expenses relatively flat, as a percentage of sales, compared to fiscal 2014;
  EBITDA, as a percentage of sales, of approximately 11%;
  Net interest expense of approximately $10 million; and
  Earnings per share in the range of $0.95 to $1.05, utilizing a fully diluted share count of 93 million shares, compared to previous guidance of $1.14 to $1.22 utilizing a fully diluted share count of 95 million.

Second Quarter Results Conference Call and Presentation

The Company will host a live conference call to discuss fiscal 2015 second quarter financial results at 3:30 p.m. Central Time today, September 17, 2014. Investors will be able to connect to the call and view the accompanying slide presentation through the Company’s website at www.pier1.com. The conference call and presentation materials can be accessed by linking through the “Investor Relations” page to the “Events” page, or you can listen to the conference call by dialing 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 88749339.

A replay will be available after 6:30 p.m. Central Time for a 48-hour period and can be accessed by dialing 1-855-859-2056, or if international, 1-404-537-3406, using conference ID number 88749339.

Financial Disclosure Advisory

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). This press release references a non-GAAP financial measure, EBITDA.

EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes EBITDA is a meaningful indicator of the Company’s performance that provides useful information to investors regarding its financial condition and results of operations. Management uses EBITDA, together with financial measures prepared in accordance with GAAP, to assess the Company’s operating performance, to enhance its understanding of core operating performance and to compare the Company’s operating performance to other retailers. This non-GAAP financial measure should not be considered in isolation or used as an alternative to GAAP financial measures and does not purport to be an alternative to net income as a measure of operating performance. A reconciliation of net income to EBITDA is shown below for the periods indicated (in millions).

	Three Months Ended		Six Months Ended
	August 30, 2014	August 31, 2013	August 30, 2014	August 31, 2013

Net Income (GAAP)	$9.2	$17.8	$24.2	$38.2
Add Back: Income Tax Provision	5.6	10.9	14.6	23.4
Interest Expense (Income), net	2.1	0.4	4.0	1.0
Depreciation and Amortization	11.3	9.6	21.7	18.5
EBITDA (non-GAAP)	$28.1	$38.8	$64.5	$81.1

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K and other filings. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended
	August 30,	% of	August 31,	% of
	2014	Sales	2013	Sales

Net sales	$418,622	100.0%	$395,641	100.0%

Cost of sales	255,985	61.1%	234,342	59.2%

Gross Profit	162,637	38.9%	161,299	40.8%

Selling, general and administrative expenses	134,817	32.2%	122,609	31.0%
Depreciation and amortization	11,291	2.8%	9,629	2.5%

Operating income	16,529	3.9%	29,061	7.3%

Nonoperating expense and (income):
Interest, investment income and other	(362)		(272)
Interest expense	2,161		569
	1,799	0.4%	297	0.0%

Income before income taxes	14,730	3.5%	28,764	7.3%
Income tax provision	5,572	1.3%	10,930	2.8%

Net income	$9,158	2.2%	$17,834	4.5%

Earnings per share:
Basic	$0.10		$0.17

Diluted	$0.10		$0.17

Dividends declared per share:	$0.06		$0.05

Average shares outstanding during period:
Basic	91,503		105,745

Diluted	92,531		107,249

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Six Months Ended
	August 30,	% of	August 31,	% of
	2014	Sales	2013	Sales

Net sales	$837,681	100.0%	$790,495	100.0%

Cost of sales	507,330	60.6%	461,598	58.4%

Gross Profit	330,351	39.4%	328,897	41.6%

Selling, general and administrative expenses	266,283	31.8%	248,079	31.4%
Depreciation and amortization	21,709	2.5%	18,542	2.3%

Operating income	42,359	5.1%	62,276	7.9%

Nonoperating expense and (income):
Interest, investment income and other	(637)		(624)
Interest expense	4,162		1,318
	3,525	0.5%	694	0.1%

Income before income taxes	38,834	4.6%	61,582	7.8%
Income tax provision	14,621	1.7%	23,401	3.0%

Net income	$24,213	2.9%	$38,181	4.8%

Earnings per share:
Basic	$0.26		$0.36

Diluted	$0.26		$0.35

Dividends declared per share:	$0.12		$0.10

Average shares outstanding during period:
Basic	93,080		105,867

Diluted	94,228		107,819

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except share amounts)
(unaudited)

	August 30,	March 1,	August 31,
	2014	2014	2013
ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $38,227, $121,446 and $83,184, respectively	$42,584	$126,695	$124,853
Accounts receivable, net	24,526	24,614	22,205
Inventories	513,752	377,650	444,661
Prepaid expenses and other current assets	54,557	47,547	56,364
Total current assets	635,419	576,506	648,083

Properties, net	203,104	183,352	171,023
Other noncurrent assets	46,786	43,765	47,157
	$885,309	$803,623	$866,263

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$115,820	$84,238	$103,067
Gift cards and other deferred revenue	57,746	57,428	53,109
Accrued income taxes payable	1,642	14,025	6,984
Current portion of long-term debt	2,000	-	-
Other accrued liabilities	98,634	110,278	101,454
Total current liabilities	275,842	265,969	264,614

Long-term debt	205,599	9,500	9,500
Other noncurrent liabilities	77,070	78,722	66,921

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized, 125,232,000 issued	125	125	125
Paid-in capital	220,132	235,637	228,521
Retained earnings	673,267	660,040	601,866
Cumulative other comprehensive loss	(4,604)	(6,114)	(4,986)
Less - 33,218,000, 26,517,000 and 19,601,000 common shares in treasury, at cost, respectively	(562,122)	(440,256)	(300,298)
	326,798	449,432	525,228
	$885,309	$803,623	$866,263

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended
	August 30,	August 31,
	2014	2013

Cash flow from operating activities:
Net income	$24,213	$38,181
Adjustments to reconcile to net cash used in operating activities:
Depreciation and amortization	25,147	21,944
Stock-based compensation expense	5,500	7,271
Deferred compensation	2,973	3,840
Deferred income taxes	958	1,746
Amortization of deferred gains	(1,787)	(1,464)
Other	(1,036)	(302)
Changes in cash from:
Inventories	(136,102)	(88,608)
Proprietary credit card receivables	(315)	(2,039)
Prepaid expenses and other assets	(11,027)	(7,054)
Accounts payable and accrued expenses	31,991	34,479
Accrued income taxes payable, net of payments	(11,084)	(18,435)
Net cash used in operating activities	(70,569)	(10,441)

Cash flow from investing activities:
Capital expenditures	(42,570)	(42,022)
Proceeds from disposition of properties	36	4,298
Proceeds from sale of restricted investments	1,037	425
Purchase of restricted investments	(1,791)	(2,154)
Net cash used in investing activities	(43,288)	(39,453)

Cash flow from financing activities:
Cash dividends	(10,986)	(10,521)
Purchases of treasury stock	(155,375)	(59,639)
Stock options exercised, stock purchase plan and other, net	1,691	14,485
Issuance of long-term debt, net of discount	198,000	-
Debt issuance costs	(3,584)	(1,134)
Net cash provided by (used in) financing activities	29,746	(56,809)

Change in cash and cash equivalents	(84,111)	(106,703)

Cash and cash equivalents at beginning of period	126,695	231,556

Cash and cash equivalents at end of period	$42,584	$124,853

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400